Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151632

SUPERFUND GOLD, L.P. — SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED JUNE 15, 2010 TO PROSPECTUS DATED NOVEMBER 3, 2009

MAY 2010 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	May 2010	Year to Date	5/31/10	5/31/10

Series A-1	(4.68)%	10.25%	$5,296,342	$1,165.20

Series A-2	(4.52)%	10.87%	$1,562,865	$1,232.16

Series B-1	(13.05)%	6.64%	$7,265,518	$931.72

Series B-2	(12.90)%	7.54%	$3,008,206	$953.78

*	All performance is reported net of fees and expenses

Fund results for May 2010:

The Fund’s allocation to global equities lost ground in May as cracks in the global financial system exposed in April opened further. Credit spreads widened dramatically among European banks as trust evaporated while authorities struggled to come to an agreement to address the structural problems facing the union. Meanwhile, Chinese economic prospects came under increasing scrutiny as demand from their number one trading partner (Europe) is expected to decline. Greece (-17.6%), Spain (-9.8%) and Italy (-7.5%) continued to underperform as they remain the focal point of the region’s debt concerns, while Germany’s Dax (-2.1%) and England’s FTSE (-5.2%) faired somewhat better. In the U.S., equities succumbed to a “flash-crash” on May 6th, with the Dow Jones dropping over 700 points in 15 minutes, only to recover most of that loss by the end of the day. After a small recovery, the market sold off into month-end, eclipsing the “flash crash” low and leaving the Dow Jones Industrial Average down sharply (-7.6%) for the month. The Fund’s mixture of long and short equity futures positions produced losses on the month.

Long positions in the global bond futures markets provided positive returns as the sovereign debt crisis in the euro-zone intensified, prompting the purchase of safe haven government securities. Front-month U.S. 30-year Treasury bonds posted 18-month highs on speculation that the debt contagion could hamper the fragile global economic rebound. Lower than expected U.S. PPI and CPI reports also provided support, overshadowing solid employment and retail sales data. In Europe, the EU agreed to a €750 billion bailout plan, however the creditworthiness of banks in the region continued to decline, causing the euro to depreciate dramatically and investor confidence to fall more than forecast. Front-month German bund futures pushed to record highs as a result. The two-month upward trend in Japanese 10-year bond futures accelerated as the front-month contract traded to a 26-month high. Demand for Japanese Government Bonds strengthened as investors exited emerging market currencies and bought safe assets at the same time as Japan’s GDP figures disappointed. The Fund realized gains from its bond futures positions during May.

The Fund’s currency market trading suffered losses as instability in financial markets combined with geopolitical concerns to yield a violent surge of assets into the perceived safety of the U.S. dollar. Fallout from a lack of European consensus in dealing with their sovereign debt crisis triggered soaring borrowing costs that closely resembled the level of mistrust seen following the 2008 collapse of Lehman Brothers. The euro and Swiss franc fell 7.3% and 6.8%, respectively, while regional currencies, such as Hungary (-11%), Poland (-12.7%), Denmark (-7.8%) and Norway (-9.6%) suffered collateral damage. Late-month news that China was evaluating their euro exposure produced another round of selling. Meanwhile, disturbing news indicating that North Korea bore responsibility for the sinking of a South Korean naval vessel sent the Korean won tumbling 8.4%. U.S. dollar index futures extended recent gains by another 5.5% on safe haven buying during this market uncertainty. The Fund experienced losses in May from its mixture of long and short currency positions.

Fears that Greece’s sovereign debt crisis may evolve into a contagion propelled the U.S. dollar to its strongest levels against the euro since March 2009, while curbing the investment appeal of equities and commodities. July crude oil traded as low as $67.24 per barrel on May 25th before a late-month rally based on strong consumer confidence and durable goods orders led to a close of $73.98, which still represented a 16.2% loss for the month.

Gasoline and heating oil followed crude oil lower as front-month contracts finished the month down 15.4% and 14.1%, respectively. Natural gas futures endured choppy action in May as mixed U.S. economic data and bearish supply reports due to ongoing mild weather caused wide price fluctuations. The Fund’s mixture of long and short energies futures positions led to a relatively large loss.

Other market sectors did not reveal significant trends and did not have a substantial influence on the Fund’s overall negative performance in May.

For the month of May 2010, Series A-1 lost 4.68%, Series A-2 lost 4.52%, Series B-1 lost 13.05% and Series B-2 lost 12.90%, net of all fees and expenses.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPERFUND GOLD, L.P. — SERIES A-1
MAY 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended May 31, 2010)

STATEMENT OF INCOME

May 2010

Investment income, interest	$160

Expenses
Management fee	9,972
Ongoing offering expenses	—
Operating expenses	3,324
Selling Commissions	8,864
Other expenses	15
Incentive fee	—
Brokerage commissions	8,922
Total expenses	31,097

Net investment gain (loss)	(30,937)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	301,909
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(531,112)

Net gain (loss) on investments	(229,203)

Net increase (decrease) in net assets from operations	$(260,140)

STATEMENT OF CHANGES IN NET ASSET VALUE

May 2010

Net assets, beginning of period	$5,961,205

Net increase (decrease) in net assets from operations	(260,140)
Capital share transactions
Issuance of shares	317,293
Redemption of shares	(722,016)

Net increase (decrease) in net assets from capital share transactions	(404,723)
Net increase (decrease) in net assets	(664,863)

Net assets, end of period	$5,296,342

NAV Per Unit, end of period	$1,165.20

SUPERFUND GOLD, L.P. — SERIES A-2
MAY 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended May 31, 2010)

STATEMENT OF INCOME

May 2010

Investment income, interest	$46

Expenses
Management fee	2,938
Ongoing offering expenses	—
Operating expenses	979
Other expenses	3
Incentive fee	—
Brokerage commissions	2,629
Total expenses	6,549

Net investment gain (loss)	(6,503)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	88,940
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(156,461)

Net gain (loss) on investments	(67,521)

Net increase (decrease) in net assets from operations	$(74,024)

STATEMENT OF CHANGES IN NET ASSET VALUE

May 2010

Net assets, beginning of period	$1,629,889

Net increase (decrease) in net assets from operations	(74,024)
Capital share transactions
Issuance of shares	7,000
Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	7,000
Net increase (decrease) in net assets	(67,024)

Net assets, end of period	$1,562,865
NAV Per Unit, end of period	$1,232.16

SUPERFUND GOLD, L.P. — SERIES B-1
MAY 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended May 31, 2010)

STATEMENT OF INCOME

May 2010

Investment income, interest	$(422)

Expenses
Management fee	13,680
Ongoing offering expenses	—
Operating expenses	4,560
Selling Commissions	12,159
Other expenses	179
Incentive fee	—
Brokerage commissions	21,285
Total expenses	51,863

Net investment gain (loss)	(52,285)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	242,946
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(1,280,675)

Net gain (loss) on investments	(1,037,729)

Net increase (decrease) in net assets from operations	$(1,090,014)

STATEMENT OF CHANGE IN NET ASSET VALUE

May 2010

Net assets, beginning of period	$8,899,780

Net increase (decrease) in net assets from operations	(1,090,014)
Capital share transactions
Issuance of shares	169,000
Redemption of shares	(713,248)

Net increase (decrease) in net assets from capital share transactions	(544,248)
Net increase (decrease) in net assets	(1,634,262)

Net assets, end of period	$7,265,518

NAV Per Unit, end of period	$931.72

SUPERFUND GOLD, L.P. — SERIES B-2
MAY 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended May 31, 2010)

STATEMENT OF INCOME

May 2010

Investment income, interest	$(175)

Expenses
Management fee	5,654
Ongoing offering expenses	—
Operating expenses	1,885
Other expenses	75
Incentive fee	—
Brokerage commissions	8,798
Total expenses	16,412

Net investment gain (loss)	(16,587)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	100,421
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(529,363)

Net gain (loss) on investments	(428,942)

Net increase (decrease) in net assets from operations	$(445,529)

STATEMENT OF CHANGE IN NET ASSET VALUE

May 2010

Net assets, beginning of period	$3,471,497

Net increase (decrease) in net assets from operations	(445,529)
Capital share transactions
Issuance of shares	20,001
Redemption of shares	(37,762)

Net increase (decrease) in net assets from capital share transactions	(17,761)
Net increase (decrease) in net assets	(463,290)

Net assets, end of period	$3,008,207
NAV Per Unit, end of period	$953.78

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/  Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.